Exhibit 99.2

news release

Media Contacts

Michelle Guswiler

Senior Vice President

SIRVA, Inc.

630.468.4760

Investor Contact

John Springer

Vice President

Investor Relations

630.468.4797

FOR IMMEDIATE RELEASE

SIRVA Seeks Amendment to Credit Agreement

CHICAGO – March 17, 2006 – SIRVA, Inc. (NYSE: SIR) a global relocation services provider, announced today that it plans to hold discussions with its lenders to negotiate an amendment to certain terms of its credit facility.

In addition to certain technical amendments, SIRVA will request an extension of the deadlines for providing financial statements for all of the 2005 reporting periods and the first three quarters of 2006, as well as the lenders’ consent to sell SIRVA’s Business Services Division in the UK and Ireland, which SIRVA previously announced on March 14.

The visual slide package of the presentation given to lenders will be filed today as an 8-K with the Securities and Exchange Commission.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and title insurance. SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers. The company operates in more than 40 countries with approximately 6,000 employees and an extensive

-more-

network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the company’s Web site at www.sirva.com.

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